UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

Item 1: On May 13, 2019, the Participating Stockholders issued the following press release:

Velan IMPLORES for IMPROVED Transparency AND REAL CHANGE at Progenics Pharmaceuticals FOLLOWING Q1 2019 Earnings Call

Believes Progenics Board and Senior Management Continue to Fail at Explaining Poor Performance and Instead, Hide Behind Insufficient Disclosure

Believes Board and Leadership Change Bringing Requisite Skills, Involving Shareholder Representation, and Demonstrating True Accountability is Necessary to Save the Company

Alpharetta, GA - May 13, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with its affiliates, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics”, “you” or the “Company”)(NASDAQ:PGNX), today publicly called on the Company’s management team and Board of Directors (the “Board”) to increase the level of disclosure and transparency to stockholders given its apparent failure to do so in the Company’s first quarter 2019 earnings call held on May 9, 2019.

In response to Velan’s open call for action, the Company claimed in two separate press releases that it “intends to provide meaningful updates regarding its commercial and clinical initiatives on its first quarter 2019 earnings call.”

However, Velan believes the earnings call fell well short of providing sufficient answers and failed to address the numerous concerns voiced by one of the Company’s largest stockholders. Instead of much needed clarity, Progenics’ Board and leadership failed to share much incremental information, and when asked questions by research analysts, management provided a vague answer or ignored the question altogether.

Velan believes Progenics’ Board and leadership continue to illustrate a blind approach to its commercial execution, responsibility for patient access, clinical progress and stockholder transparency. Following the Company’s latest earnings call, Velan is increasingly fearful of the direction of the Company under the status quo. Last week’s earnings release was touted to highlight multiple updates, but it seems to have only highlighted significant deficiencies in the operations, communications and governance of the Company.

To simplify the numerous issues, and in the hope Progenics’ Board and leadership will be transparent with stockholders instead of making empty promises, we are again highlighting the disclosure stockholders deserve, juxtaposed with the troubling lack of disclosure by the Company.

AZEDRA Commercialization

Information Disclosure: Twenty-two patient requests are scheduled but management apparently did not know (i) when these patients would be dosed, and (ii) how many patients behind this initial batch have been identified. How can management successfully execute on its commercial launch without knowing this data?

Management Q1 2019 Earnings Call Quotes	Velan Perspectives / Follow-up Questions
“I think we're pleased by the momentum …”	Identifying (not dosing) an average of approximately two patients per month since FDA approval should not be a satisfactory outcome, yet alone one that is pleasing.
“The majority of the centers that we have up and running were part of our clinical trial…”	If these centers had already dosed patients in the clinical trial, their on-boarding for commercial product should be straight-forward. How can you continue to not explain the nine-month delay from FDA approval to dosing? How long will be required for a naïve center to adopt AZEDRA?
“…hopefully we'll be able to provide more [AZEDRA sales] guidance later in the year as we gain more experience”	Given the targeted centers and orphan patient population, this “experience” should be readily identifiable and translatable into guidance.
“…we have long guided to an addressable population here of between 400 and 600 patients per year”	Our understanding was your prior disclosure was for an eligible population of 400-800 patients per year. Are you changing your guidance?

What Stockholders Also Deserve to Know: Why has it taken more than nine months to dose a patient, despite having a majority of the engaged centers as part of your clinical trial? How many potential patients have been identified by the 12 engaged centers? What action is the Company taking to address (i) potential payor concerns and (ii) centers that continue to use compounded MIBG? What steps are underway to remove compounded MIBG? What changes does the Company plan to implement to accelerate patient identification and dosing? Why is the Company silent on its need to engage International Isotopes as a contract manufacturer?

Velan’s Perceived Takeaway: Progenics has illustrated zero confidence and ability in commercial execution of AZEDRA with more than nine months of “donut” sales – nearly a [Mark] Baker’s dozen.

1095 Clinical Development

The Company appears ready to jump into a Phase 2 study without disclosing its interactions (if any) with the FDA. This is an expensive and risky proposition – Phase 2 studies deserve FDA engagement and alignment on trial design. One would have hoped the Company would do the basics of meeting with the FDA since it acquired the product in 2013 – a period of six years potentially wasted with no disclosed interaction with the FDA.

Stockholder Engagement

The Company stated on its Q1 2019 earnings call “we value the views of our shareholders and are open to any opportunities that may advance our common goal of enhancing shareholder value.”

Do stockholders feel heard? We don’t feel heard or valued and are concerned with the Company’s apparent refusal to meaningfully engage with a major stockholder on key business issues. Our nominees were ready, willing and able to address these issues, but because of the Board’s entrenchment-minded actions (leaning on a mere technicality to stifle an important stockholder right), we are pursuing alternate means of protecting the investments of all Progenics stockholders.

***

What is the Company hiding? What “meaningful updates” did the Company feel it provided last week? We continue to call on Progenics’ Board to respond constructively by lifting the veil and providing clarity on these issues.

The Company’s leadership is, in our view, ill-equipped, underprepared and mismanaged in almost every way imaginable. The Board seems asleep at the wheel and all stockholder investments are currently at stake. Perhaps the status quo involving rich paychecks and minimal accountability provides too much comfort for the Board to implement much needed change of the right kind.

Velan believes the Board’s continued lack of transparency, together with the Company’s persistent underperformance and concerning corporate governance actions, necessitates immediate change in the composition of the Board in order to appropriately align business performance with stockholders’ best interests and realize the value inherently trapped within Progenics. Importantly, such change should involve true accountability (removal of existing directors), addition of requisite skills and qualifications (specialty pharmaceutical commercialization and development, financial sophistication, and successful track records), proper alignment of interests (shareholder representation on the Board) -- and should reflect the level of change necessary to preserve and substantially enhance stockholder value.

Stockholders can make their voices heard at the upcoming annual meeting, and we urge the Board to listen.

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

THE PARTICIPATING STOCKHOLDERS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Velan Capital, L.P. (“Velan”), Altiva Management Inc. (“Altiva”), Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC (“LTE”), LTE Management, LLC (“LTE Management”), Melkonian Capital Management, LLC (“MCM”), Ryan Melkonian, Terence Cooke and Deepak Sarpangal.

As of the date hereof, Velan directly beneficially owns 6,030,000 shares of common stock of the Company (“Common Stock”). Altiva, as the general partner of Velan, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. Mr. Venkataraman, as the sole shareholder of Altiva, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. As of the date hereof, Mr. Nohria directly beneficially owns 110,000 shares of Common Stock. As of the date hereof, LTE directly beneficially owns 1,625,000 shares of Common Stock. MCM, as the sole investment advisor to LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. LTE Management, as the sole manager of LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. Mr. Melkonian, in his capacities as (i) the sole manager and majority member of LTE Management and (ii) the Chief Investment Officer, Managing Member and majority owner of MCM, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. As of the date hereof, neither of Terence Cooke or Deepak Sarpangal own beneficially or of record any securities of the Company.